Exhibit 10.3

ACTUANT CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

Option granted on XX XX, 200X, by Actuant Corporation, a Wisconsin corporation (hereinafter called the “Company”), pursuant to its Outside Directors’ Stock Option Plan, to NAME (hereinafter called the “Optionee”).

1. Number of Shares Optioned; Option Price. The Company grants to the Optionee the right and option to purchase from time to time, on the terms and conditions hereof, all or any part of an aggregate of xxx shares of Common Stock of the Company (the “Common Stock”), at the exercise price of $xx.xx per share.

2. Exercise of Option. This Option may not be exercised until eleven months have elapsed from the date of grant and then this option may be exercised, at any time or from time to time, in whole or in part, in accordance with the terms of this Agreement.

3. Expiration Date. If this Option is not earlier exercised or terminated, all rights to exercise this Option shall expire on the date, which is ten years after the date on which this Option was granted.

4. Method of Exercising Option. This Option shall be exercised by delivering to the Company, at the office of its Secretary, a written notice of the number of shares with respect to which the Option is being exercised and by paying the Company in full the exercise price of the shares being acquired at the time.

5. Method of Payment. The exercise price for shares purchased pursuant to this Option shall be paid at the time of exercise and no shares shall be issued until full payment therefor is made. Such payment may be made either (a) in cash or (b) with the approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”), by delivering either (i) shares of the Common Stock which have been beneficially owned by Optionee, Optionee’s spouse, or both of them for a period of at least six months prior to the time of exercise (“Delivered Stock”) and which have a Fair Market Value on the date on which the Option is exercised equal to the exercise price, or (ii) a combination of cash and Delivered Stock.

6. No Rights in Shares Until Certificates Issued. Neither the Optionee nor his heirs nor his personal representative shall have any of the rights or privileges of a shareholder of the Company in respect of any of the shares issuable upon the exercise of the option herein granted, unless and until certificates representing such shares shall have been issued upon the exercise of this Option.

7. Transferability of Option. This Option may not be transferred except by will or the laws of descent and distribution and may be exercised during Optionee’s lifetime only by him or by his guardian or legal representative; provided, however that the Optionee may transfer the Option, without payment of consideration, to family members of the Optionee or to trusts or partnerships for such family members by completing a Transfer of Stock Option form and filing it with the Committee.

8. Prohibition Against Pledge, Attachment, etc. Except as otherwise herein provided, this Option and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by Optionee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

9. Termination of Service as a Director. Upon termination of service as a director of the Company for any reason other than death, after Optionee shall have continuously so served for eleven months after the date of grant of this Option, Optionee may, at any time within two (2) years after the date of such termination, but in no event later than the date of expiration of this Option, exercise this Option to the extent he was entitled to do so on the date of such termination. Any portion of this Option not so exercised shall terminate.

10. Death of Optionee. If Optionee dies while serving as a director of the Company, or within two (2) years after termination of such service, the personal representative of Optionee’s estate or the person or persons to whom this Option is transferred by will or the laws of descent and distribution may, at any time within two (2) years after the date of death, but not later than the date of expiration provided in paragraph 3, exercise this Option to the extent Optionee was entitled to do so on the date of death. Any portion of this Option not so exercised shall terminate.

11. No Promise of Continued Service as a Director. Nothing in this Agreement shall confer upon Optionee any right to continue as a director of the Company or affect the right of the Company to terminate Optionee’s service to the Company at any time.

12. Changes in Common Stock. In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination or exchange of shares, rights offering or any other change affecting the Common Stock, the Committee shall make appropriate changes in the number, exercise price and kind of shares covered by this Option, to prevent substantial dilution or enlargement of the rights granted to or available for Optionee under this Agreement.

13. Acceleration of Right to Exercise. If a Change in Control (as determined by the Committee) of the Company occurs, and if this Option was not, by its terms, exercisable in full prior to the date of such Change in Control, it shall become immediately exercisable and shall not be limited by any restrictions on exercisability under paragraph 2 of this Agreement.

14. Notices. Any notice to be given to the Company under the terms of this agreement shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee may be addressed to him at his address as it appears on the Company’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mails.

15. Wisconsin Contract. This option has been granted in Wisconsin and shall be construed under the laws of that state.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its Chairman and Chief Executive Officer and the Optionee has hereunto set his hand and seal, all as of the day and year first above written, which is the date of the granting of the option evidenced hereby.

ACTUANT CORPORATION

By:	/s/ Robert C. Arzbaecher
Robert C. Arzbaecher, Chairman, and Chief Executive Officer

OPTIONEE: